EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A3 of our report dated March 9, 2023, relating to the financial statements of Lafayette Energy Corp for the year ended December 31, 2022 and for the period from February 7, 2022 (Inception) through December 31, 2022 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

May 18, 2023